Exhibit 10.1

ACTINIUM PHARMACEUTICALS, INC.

FIRST AMENDMENT TO THE
AMENDED AND RESTATED 2013 STOCK PLAN

WHEREAS, Actinium Pharmaceuticals, Inc. (the “Company”) maintains the Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Stock Plan (the “Plan”) to provide for certain equity incentive compensation awards to employees, directors and consultants of the Company; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan to revise the definition of change of control and to provide for accelerated vesting of all awards granted under the Plan (whether granted prior to or after this amendment) in the event of a change of control of the Company.

NOW, THEREFORE, the Company does hereby amend the Plan, effective August 6, 2015, as follows:

1.	Section 2(e) of the Plan is hereby amended to read in its entirety as follows:

““Change of Control” means (i) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is not a subsidiary of the Company; (ii) The “Incumbent Directors” (meaning those individuals who, on date the Plan is adopted by the Board (the “Effective Date”), constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director; and further provided that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director) cease for any reason to constitute at least a majority of the Board; (iii) The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company; (iv) The acquisition by any Person of “Beneficial Ownership” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (III) any acquisition which complies with clauses, (A), (B) and (C) of subsection (v) of this definition or (IV) in respect of an Option or any Restricted Stock held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or (v) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (I) the entity resulting from such Business Combination (the “Surviving Company”), or (II) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.”

1

2.	Section 14(c) of the Plan is hereby amended by revising the first sentence thereof to read in its entirety as follows:

“In the event of a Corporate Transaction, each outstanding Option or Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right, in which case such Option or Stock Purchase Right shall terminate upon the consummation of the transaction in consideration for a cash payment to the Participant (on the date of the Corporate Transaction), with respect to each such Option, equal to the excess, if any, of the Fair Market Value of the Common Stock subject to such Option over the exercise price of such Option.”

3.	Section 14 of the Plan is hereby amended by inserting a new Section 14(e) to read in its entirety as follows:

“(e) Change of Control. Notwithstanding any provision of the Plan or any award agreement to the contrary, in the event of a Change of Control, (i) each outstanding Option shall become immediately vested and exercisable, and (ii) any outstanding Restricted Stock shall become immediately vested and any repurchase option with respect to such Restricted Stock shall immediately lapse, in each case effective immediately prior to the Change of Control.”

4.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed as of the effective date set forth above by its duly authorized officer.

ACTINIUM PHARMACEUTICALS, INC.

/s/ Kaushik J. Dave
Name: Kaushik J. Dave
Title: Chief Executive Officer

2